                                                                      EXHIBIT 12

                                FOOT LOCKER, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                                 ($ in millions)

                                                                Twenty-six
                                                                weeks ended                      Fiscal Year Ended
                                                               --------------      ---------------------------------------------
                                                              Aug. 2,   Aug. 3,   Feb. 1,   Feb. 2,   Feb. 3,   Jan. 29,  Jan. 30,
                                                               2003      2002      2003      2002      2001      2000      1999
                                                               ----      ----      ----      ----      ----      ----      -----
NET EARNINGS
Income from continuing operations                              $ 76      $ 71      $162      $111      $107      $ 59      $  14
Income tax expense (benefit)                                     41        37        84        64        69        38        (28)
Interest expense, excluding capitalized interest                 13        17        33        35        41        65         57
Portion of rents deemed representative of the
  interest factor (1/3)                                          83        79       165       158       155       170        161
                                                               ----      ----      ----      ----      ----      ----      -----
                                                               $213      $204      $444      $368      $372      $332      $ 204
                                                               ====      ====      ====      ====      ====      ====      =====
FIXED CHARGES
Gross interest expense                                         $ 13      $ 17      $ 33        35      $ 42      $ 67      $  64
Portion of rents deemed representative of the
  interest factor (1/3)                                          83        79       165       158       155       170        161
                                                               ----      ----      ----      ----      ----      ----      -----
                                                               $ 96      $ 96      $198      $193      $197      $237      $ 225
                                                               ====      ====      ====      ====      ====      ====      =====
RATIO OF EARNINGS TO FIXED CHARGES                              2.2       2.1       2.2       1.9       1.9       1.4        0.9

Earnings were not adequate to cover fixed charges by $21 million for the fiscal year ended January 30, 1999.